Exhibit 10.2
ARCHROCK, INC.
AWARD NOTICE AND AGREEMENT
TIME-VESTED RESTRICTED STOCK AWARD FOR NON-EMPLOYEE DIRECTORS
Archrock, Inc. (the "Company") has granted to you (the "Participant") shares of restricted stock under the Archrock, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the "Plan"), subject to the terms and conditions set forth in this Award Notice and Agreement (the “Award Notice”) and the Plan. Unless otherwise defined herein, capitalized terms used in this Award Notice shall have the respective meanings ascribed to them in the Plan.
The material terms of your Award are as follows:
1.Award. You have been granted shares of the Company’s restricted stock (the “Award” or “Restricted Stock") subject to these terms and conditions.

2.Grant Date. The Grant Date of your Award is the date on which this Award is approved by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

3.Vesting. Your Award is subject to a vesting schedule. Subject to Section 4 below, twenty-five percent (25%) of the shares of Restricted Stock subject to your Award will vest on each of the following dates: [•], [•], [•] and [•] (each, a “Vest Date”); however, except as otherwise provided in Section 4 below, you must remain in continued service as a Director of the Company at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

4.Termination of Service.
(a)    Subject to Section 4(b) below, if you incur a Termination of Service as a Director for any reason other than due to your death or Disability as provided in Section 4(b) below, the unvested portion of your Award will be automatically forfeited on the date of such termination unless the Committee directs otherwise.
(b)    If you incur a Termination of Service as a Director as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
5.Stockholder Rights. The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your shares of Restricted Stock (whether or not vested); however, the Company will withhold delivery of such shares until they become vested.

6.Non-Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of your shares of Restricted Stock except as otherwise set forth in the Plan.
7.No Right to Continued Service. Nothing contained in this Award Notice shall confer upon you any right to continued service (as a member of the Board or otherwise), or limit in any way the right of the Company to terminate or modify the terms of your service at any time.

8.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

9.Withholding. The Company and its Affiliates may elect, with your consent, to withhold a sufficient number of shares of Common Stock or amount of cash, as applicable, that are otherwise issuable or payable to you pursuant to this Award to satisfy any such withholding obligations

10.Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 14. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Sections XV(I) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

11.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

12.Modifications. The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

13.Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Archrock” in this Section 13) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Archrock has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 13, the terms of which you accept and agree to by accepting the Award.

a.In order to assist you with your duties as a member of the Board of Directors, Archrock has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Archrock (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Archrock’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Archrock. You agree, during your service to Archrock and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Archrock’s written consent, any Confidential Information of Archrock, except as required by your duties to Archrock. Notwithstanding the foregoing or anything herein to the contrary, you understand that (a) nothing contained herein will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (b) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (c) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.You agree that whenever your service as a Director of Archrock ends for any reason, (i) you shall return to Archrock all documents containing or referring to Archrock’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Archrock computer and computer-related equipment and software, and all Archrock property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Archrock’s business coming into your possession and/or control during your service as a Director, with no request being required.

c.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as a Director of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization, encourage, entice, solicit or otherwise induce any current employee of Archrock (or person who was employed with Archrock in the 90 days prior to your separation as a Director) to leave Archrock to join a Competitive Business. A “Competitive Business” means a business that provides natural gas compression services; maintenance, repair, recondition, or overhaul of natural gas compression equipment; the sale of parts and components for natural gas compression equipment; or any other business which Archrock may be engaged in at the time of Participant’s separation from Archrock. With respect to the enforcement of this Agreement in Louisiana this paragraph shall be enforceable only in the Restricted Area as defined below.

d. In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as a director of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for your own account or on behalf of or together with any other person, entity or organization, divert or attempt to divert the business of a “Covered Customer” to a Competitive Business in the Restricted Area or perform services for a Covered Customer on behalf of a Competitive Business in the Restricted Area. “Restricted Area” means: (i) for any Participant residing in Louisiana at the time this Agreement is to be enforced against the Participant the Parishes in Louisiana of Acadia, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, East Baton Rouge, Evangeline, Iberia, Jefferson, Jefferson Davis, Lafayette, Lafourche, Lincoln, Orleans, Plaquemines, Red River, Terrebonne, Vermilion, Webster, and West Baton Rouge; and (ii) for a Participant residing in any state other than Louisiana at the time this Agreement is to be enforced against the Participant the Restricted Area shall be the Participant’s state of residence and any other state in which Participant provided services to Archrock during the twenty-four (24) month period immediately prior to Participant’s separation from Archrock. “Covered Customer” means any customer of Archrock with whom the Participant had contact in service to Archrock during the twenty-four (24) month period immediately prior to Participant’s separation from service from Archrock about whom Participant had access to Confidential Information.

e.You agree that (i) the terms of this Section 13 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 13 are ancillary or a part of; (ii) the consideration provided by Archrock under this Section 13 is not illusory; (iii) the restrictions of this Section 13 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Archrock; and (iv) the consideration given by Archrock under this Section 13, including without limitation, the provision by Archrock of Confidential Information to you, gives rise to Archrock’s interests in the covenants set forth in this Section 13.

f.You and Archrock agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 13 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Archrock, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Archrock.

g.In the event that Archrock determines that you have breached or attempted or threatened to breach any term of this Section 13, in addition to any other remedies at law or in equity Archrock may have available to it, it is agreed that Archrock shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 13 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 13.

h.You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Archrock.

i.Notwithstanding any other provision of this Award, the provisions of this Section 13 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 13 shall be brought only in the courts of the State of Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to jurisdiction and venue laid therein. However, only with respect to the enforcement of this Agreement in Louisiana, Louisiana law shall control and venue shall be in a parish with appropriate jurisdiction in Louisiana.

14.    Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.8055 or at mystock@archrock.com. You may also contact UBS at 713.654.4713.
15.    Participant Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.” To reject the Award, select “Reject.” Please note that if you reject the Award or do not accept the Award within 30 days of the Grant Date, the Award will be forfeited.

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